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                                                                     Exhibit 2.2

                         FIRST AMENDMENT TO AMENDED AND
                   RESTATED AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                 FAIRFIELD INN BY MARRIOTT LIMITED PARTNERSHIP

   THIS FIRST AMENDMENT TO AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF FAIRFIELD INN BY MARRIOTT LIMITED PARTNERSHIP (this "First Amendment"), dated as of December 28, 1998, is entered into by FIBM One LLC, a Delaware limited liability company, as general partner (the "General Partner"), of Fairfield Inn By Marriott Limited Partnership (the "Partnership"), for itself and on behalf of the limited partners of the Partnership.

   WHEREAS, the Partnership was formed pursuant to a Certificate of Limited Partnership filed with the Office of the Secretary of State of the State of Delaware on August 23, 1989;

   WHEREAS, in connection with certain restructuring transactions involving its parent company, Marriott FIBM One Corporation merged with and into the General Partner, a newly formed Delaware limited liability company; and

   WHEREAS, in accordance with Section 11.02 of the Partnership Agreement, the General Partner wishes to amend the Partnership Agreement to reflect its successor name by merger and to make certain clean up changes.

   NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the General Partner hereby amends the Partnership Agreement as follows:

     1. The introductory paragraph of the Partnership Agreement is hereby amended to replace the phrase "Marriott FIBM One Corporation, a Delaware corporation" with the phrase "FIBM One LLC, a Delaware limited liability company."

     2. The definitions of "General Partner" and "Host" in Section 1.01 of the Partnership Agreement are hereby amended and restated in their entirety as follows:

       "General Partner" means FIBM One LLC, a Delaware limited liability company, in its capacity as general partner of the Partnership, and its successors and assigns.

       "Host" means Host Marriott Corporation, a Delaware corporation, and its successors and assigns.

     3. Section 3.01 of the Partnership Agreement is hereby amended and restated in its entirety as follows:

       Section 3.01. General Partner. The General Partner of the Partnership is and shall be FIBM One LLC, a Delaware limited liability company, in its capacity as general partner of the Partnership, and its successors and assigns, having its principal executive offices at 10400 Fernwood Road, Bethesda, Maryland 20817, and any Person admitted as a substitute general partner in accordance with Sections 6.01 or 10.02B.

     4. All defined terms contained in this First Amendment, unless otherwise defined herein, shall have the meaning contained in the Partnership Agreement. Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the General Partner hereby ratifies and affirms.

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   IN WITNESS WHEREOF, the undersigned has executed this First Amendment as of the date first set forth above.


                                          Fibm One LLC,
                                              as the successor General Partner
                                              of Fairfield Inn By Marriott
                                              Limited Partnership and on
                                              behalf of existing Limited
                                              Partners

                                                /s/ Christopher G. Townsend
                                          By: _________________________________
                                                  Christopher G. Townsend
                                                 Executive Vice President